Exhibit 99.1

AUDIT COMMITTEE CHARTER

OF

WESTERN ACQUISITION VENTURES CORP.

I.	PURPOSE OF THE COMMITTEE

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Western Acquisition Ventures Corp. (the “Company”). The purpose of the Committee shall be:

(i)	Performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance, including, among other things:

a.	the quality and integrity of the Company’s financial statements;

b.	the Company’s compliance with legal and regulatory requirements;

c.	review of the independent registered public accounting firm’s qualifications and independence; and

d.	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

(ii)	Maintaining, through regularly scheduled meetings, a line of communication among the Board and the Company’s financial management, internal auditors, and independent registered public accounting firm, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis.

(iii)	Preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission’s (“SEC”) rules.

(iv)	Performing such further functions as may be consistent with this Charter or assigned by applicable law, the Company’s charter or bylaws or the Board.

II.	COMPOSITION AND QUALIFICATIONS OF THE COMMITTEE

The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Act”), the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading (including, without limitation, the Nasdaq Capital Market (“Nasdaq”)), and all other applicable laws. The members of the Committee shall be appointed by either the Board or the Nominating Committee of the Board.

The chairperson of the Committee shall be designated by the Board, provided, that, if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

The members of the Committee shall serve for such term or terms as the Board may determine, or until their earlier resignation or death. Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board. The Board may remove any member from the committee at any time with or without cause. If a director serving on the Committee ceases to be a director of the Company, such individual shall immediately cease to serve on the Committee.

Each member of the Committee shall be financially literate, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience, or a background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert” (as such term is defined by the SEC pursuant to the Act).

III.	MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

The Committee shall maintain minutes of its meetings and records relating to those meetings, and shall report regularly to the Board on its activities, as appropriate.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, Nasdaq, and/or any other applicable regulatory authority, carry out the following responsibilities:

(i)	Review and discuss with the independent registered public accounting firm its annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year.

(ii)	Review and discuss the annual audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent registered public accounting firm. In connection with such review, the Committee will:

a.	Discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as may be modified or supplemented) and the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence;

b.	Review significant changes in accounting or auditing policies;

c.	Review with the independent registered public accounting firm any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties;

d.	Review with the independent registered public accounting firm, management, and the senior internal auditing executive the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls;

e.	Review reports required to be submitted by the independent registered public accounting firm concerning: (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent registered public accounting firm; (iii) any other material written communications with management; and (iv) any material financial arrangements of the Company which do not appear on the financial statements of the Company;

f.	Review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (ii) analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

g.	Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

(iii)	Review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the senior internal auditing executive and the independent registered public accounting firm.

(iv)	Oversee the external audit coverage. The Company’s independent registered public accounting firm is ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate and, where appropriate, replace the independent registered public accounting firm. In connection with its oversight of the external audit coverage, the Committee will have authority to:

a.	Appoint and replace (subject to stockholder approval, if deemed advisable by the Board) the independent registered public accounting firm;

b.	Approve the engagement letter and the fees to be paid to the independent registered public accounting firm;

c.	Pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm and the related fees for such services other than prohibited non-auditing services as promulgated under rules and regulations of the SEC (subject to the inadvertent de minimis exceptions set forth in the Act and the SEC rules);

d.	Monitor and obtain confirmation and assurance as to the independent registered public accounting firm’s independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent registered public accounting firm and the Company. The Committee is responsible for actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and for taking appropriate action in response to the independent registered public accounting firm’s report to satisfy itself of its independence;

e.	At least annually, obtain and review a report by the independent registered public accounting firm describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent registered public accounting firm’s independence, all relationships between the independent registered public accounting firm and the Company;

f.	Meet with the independent registered public accounting firm prior to the annual audit to discuss planning and staffing of the audit;

g.	Review and evaluate the performance of the independent registered public accounting firm, as the basis for a decision to reappoint or replace the independent registered public accounting firm;

h.	Set clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by all applicable laws and listing rules;

i.	Setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

j.	Assure regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by the Act, and consider whether rotation of the independent registered public accounting firm is required to ensure independence;

k.	Engage in a dialogue with the independent registered public accounting firm to confirm that audit partner compensation is consistent with applicable SEC rules;

l.	Review and discuss with the independent registered public accounting firm the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent registered public accounting firm and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K;

m.	Take, or recommend that the Board take, appropriate action to oversee the independence of the Company’s independent registered public accounting firm; and

n.	Monitor compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder.

(v)	Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

a.	Review the appointment or replacement of the senior internal auditing executive;

b.	Review, in consultation with management, the independent registered public accounting firm and the senior internal auditing executive, the plan and scope of internal audit activities, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to appropriate personnel;

c.	Review the Committee’s level of involvement and interaction with the Company’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

d.	Review internal audit activities, budget, compensation and staffing; and

e.	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

(vi)	Receive periodic reports from the Company’s independent registered public accounting firm, management and director of the Company’s internal auditing department to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company.

(vii)	Review with the independent registered public accounting firm and the senior internal auditing executive the adequacy and effectiveness of the Company’s accounting and internal controls policies and procedures, and any significant findings and recommendations with respect to such controls.

(viii)	Review with the chief executive officer, chief financial officer, and independent registered public accounting firm, periodically, the following:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(ix)	Resolve any differences in financial reporting between management and the independent registered public accounting firm.

(x)	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(xi)	Establish procedures for the receipt, retention, and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s chief executive officer in relation thereto.

(xii)	Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

(xiii)	Meet periodically, and at least four times per year, with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled.

(xiv)	Meet periodically (not less than annually) in a separate executive session with each of the chief financial officer, the senior internal auditing executive, and the independent registered public accounting firm.

(xv)	Review and approve all “related party transactions” requiring disclosure under SEC Regulation S-K, Item 404, in accordance with the policy set forth in Section VI below.

(xvi)	Review the Company’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent registered public accounting firm.

(xvii)	Review and approve in advance any services provided by the Company’s independent registered public accounting firm to the Company’s executive officers or members of their immediate family.

(xviii)	Review the Company’s program to monitor compliance with the Company’s Code of Conduct and Ethics (the “Code of Conduct”), and meet periodically with the Company’s Compliance Committee to discuss compliance with the Code of Conduct.

(xix)	Establish procedures for the receipt, retention, and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s chief executive officer in relation thereto.

(xx)	Approve reimbursement of expenses incurred by management in connection with certain activities on the Company’s behalf, such as identifying potential target businesses.

(xxi)	Review periodically with the Company’s outside legal counsel: (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct.

(xxii)	As the Committee determines is necessary to carry out its duties, engage and obtain advice and assistance from outside legal, accounting or other advisors, the cost of such independent expert advisors to be borne by the Company.

(xxiii)	Report regularly to the Board with respect to Committee activities.

(xxiv)	Prepare the report of the Committee required by the rules of the SEC to be included in the proxy statement for each annual meeting.

(xxv)	Review and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board.

(xxvi)	Monitor compliance, on a regularly scheduled basis, with the terms of the Company’s initial public offering (the “Offering”) and, if any noncompliance is identified, promptly take all action necessary to rectify such noncompliance or otherwise cause the Company to come into compliance with the terms of the Offering.

(xxvii)	Review with management, the independent registered accounting firm, and the Company’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies, and any employee complaints or published reports, that raise material issues regarding the Company’s financial statements or accounting policies, and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

(xxviii)	Determine the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

(xxix)	On a quarterly basis, review and approve all payments made to the Company’s existing holders, executive officers or directors and their respective affiliates.

V.	PROCEDURES OF THE COMMITTEE

(i)	A majority of the members of the entire Committee shall constitute a quorum. The Committee shall act on the affirmative vote a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. However, the Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and non-audit services, provided the decision is reported to the full Committee at its next scheduled meeting.

(ii)	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation: (a) to outside legal, accounting, or other advisors employed by the Committee; and (b) for ordinary administrative expenses of the Committee that are necessary, or appropriate in carrying out its duties.

(iii)	While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent registered public accounting firm.

VI.	RELATED PARTY TRANSACTIONS POLICY

A.	Definitions

(i)	“Related Party Transaction” means any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Under Item 404(a), the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, involving the Company, where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction.

(ii)	“Related Party” means any of the following: (a) a director (which term when used herein includes any director nominee); (b) an executive officer; (c) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock (a “5% stockholder”); or (d) a person known by the Company to be an immediate family member of any of the foregoing.

(iii)	“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

B.	Identification of Potential Related Party Transactions.

Related Party Transactions will be brought to the attention of management and the Board in a number of ways. Each of the Company’s directors and executive officers shall inform the Chairman of the Committee of any potential Related Party Transactions. In addition, each such director and executive officer shall complete a questionnaire on an annual basis designed to elicit information about any potential Related Party Transactions.

Any potential Related Party Transactions that are brought to the Committee’s attention shall be analyzed by the Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a Related Party Transaction requiring compliance with this Policy.

C.	Review and Approval of Related Party Transactions.

At each of its meetings, the Committee shall be provided with the details of each new, existing or proposed Related Party Transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction, and the benefits to the Company and to the relevant Related Party. In determining whether to approve a Related Party Transaction, the Committee shall consider, among other factors, the following factors to the extent relevant to the Related Party Transaction:

(i)	whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

(ii)	whether there are business reasons for the Company to enter into the Related Party Transaction;

(iii)	whether the Related Party Transaction would impair the independence of an outside director;

(iv)	whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant; and,

(v)	any pre-existing contractual obligations.

Any member of the Committee who has an interest in the transaction under discussion shall abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the Related Party Transaction. Upon completion of its review of the transaction, the Committee may determine to permit or to prohibit the Related Party Transaction.

A Related Party Transaction entered into without pre-approval of the Committee shall not be deemed to violate this Policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this Policy.

A Related Party Transaction entered into prior to the effective date of this Charter shall not be required to be reapproved by the Committee.

VII.	INVESTIGATIONS, STUDIES, AND OUTSIDE ADVISORS

The Committee may conduct or authorize investigations into, or studies of, matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisors as it deems necessary.

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, or to set auditor independence standards, and each member of the Committee shall be entitled to rely on: (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.